Exhibit 3.2d

Execution Version

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WISE METALS GROUP LLC

THIS AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) OF WISE METALS GROUP LLC, a Delaware limited liability company (the “Company”) is dated as of December 17, 2008, by and among Silver Knot, LLC, a Delaware limited liability company (“Silver Knot”); the Employees’ Retirement System of Alabama (the “ERSA”) and the Teachers’ Retirement System of Alabama (the “TRSA” and together with the ERSA, collectively, the “RSA”), each other person identified as a “Member”, a “Preferred Member” or an “Economic Interest Holder” on Exhibit A to the LLC Agreement (defined below) (such persons and each other holder from time to time of a Membership Interest in the Company, including any Substitute Member, together with the RSA and Silver Knot, collectively the “Members” and each individually as a “Member”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth for such terms in the LLC Agreement (defined below).

RECITALS

WHEREAS, the Members have entered into that certain Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of the Company entered into as of October 5, 2007 and effective May 25, 2004; and

WHEREAS, the Company wishes to enter into an agreement (the “Loan Agreement Amendment”) to amend that certain Amended and Restated Loan Agreement (the “Loan Agreement”) dated as of May 5, 2004, by and among Wise Alloys LLC, a Delaware limited liability company (“Alloys”), Wise Recycling, LLC, a Maryland limited liability company (“Recycling” and together with Alloys, each individually a “Borrower” and collectively, “Borrowers”), the Company, Wise Alloys Finance Corporation, a Delaware corporation (“Finance”), Listerhill Total Maintenance Center LLC, a Delaware limited liability company (“Listerhill”), Wise Warehousing, LLC, a Delaware limited liability company (“Warehousing”), Wise Recycling Texas, LLC, a Delaware limited liability company (“Recycling Texas”), Wise Recycling West, LLC, a Delaware limited liability company (“Recycling West” and together with the Company, Finance, Listerhill, Warehousing and Recycling Texas, each individually a “Guarantor” and collectively, “Guarantors”), the lenders from time to time party thereto, and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as administrative agent (in such capacity, “Agent”) for Lenders (as defined in the Loan Agreement); and

WHEREAS, as inducement for the RSA to enter into the Loan Agreement Amendment, the Company wishes to (i) issue a Membership Interest to the RSA in an amount equal to 4% of the aggregate Percentage Interest and (ii) grant to those members of the Management Board appointed by the RSA approval rights over certain matters of the Management Board as set forth herein; and

WHEREAS, the Majority in Interest desire to amend the LLC Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION	1. Amendments to the LLC Agreement

(a) Paragraph 2 of the LLC Agreement is hereby amended by inserting therein definitions of each of the terms set forth below, in appropriate alphabetical order, as follows:

“Amendment No. 1 Effective Date” means December 17, 2008.

“Preferred Member Managers” means the two (2) managers, from time to time, appointed by the Preferred Members pursuant to Paragraph 6.1.1 hereof.

“Preferred Member Manager Decision” is defined in Paragraph 6.1.7 hereof.

“Preferred Member Manager Decision Termination Event” means the occurrence of the: (i) making of all outstanding unpaid distributions of Cash Available for Distribution then due and payable to the Preferred Members pursuant to Paragraph 4.1 hereof, (ii) payment in cash of an amount equal to the greater of (x) the fair market value or (y) the Preferred Return Amount, of all in kind distributions of Company Assets made to the Preferred Members in lieu of distributions of Cash Available for Distribution pursuant to Paragraph 4.3 hereof in exchange for all such in kind distributions of Company Assets; (iii) repayment of the Tranche D Commitment (as defined in the Loan Agreement Amendment) and all interest accrued thereon pursuant to the terms of the Loan Agreement; and (iv) passage of twelve (12) months since the occurrence of (i), (ii) and (iii) above and at which time no Default or Event of Default exists under the Loan Agreement.

(b) New Paragraphs 6.1.7 and 6.1.8 are hereby added to the LLC Agreement to read as follows:

“6.1.7 Notwithstanding Paragraphs 6.1.1, 6.1.4, 6.1.5 and 6.1.6 hereof, no officer may cause the Company to take, nor may the Board of Managers authorize, any one or more (or combination) of the following actions (each a “Preferred Member Manager Decision”) without first obtaining the consent of each of the Preferred Member Managers:

(a)	file a petition for voluntary bankruptcy or adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(b)	acquire or agree to be acquired by merging or consolidating with any other business;

(c)	sell all or substantially all of its assets;

(d)	increase the number of members of the Management Board;

(e)	increase the commitments under the Loan Agreement or incur any additional indebtedness, in excess of $100,000;

(f)	issue any Membership Interest, Preferred Interest, Economic Holder Interest or other form of participation in the Company;

(g)	hire, fire or materially change the compensation of the executive officers named or required to be named in and Form 10-K filing made to the United Stated Securities and Exchange Commission by the Company under the Securities Exchange Act of 1934, as amended;

(h)	declare, set aside or make any distribution with respect to Membership Interest;

(i)	sell, assign, license, pledge or encumber any assets that individually, or in the aggregate, are material to the business;

(j)	change the location of the meetings of the Management Board; or

(k)	pay or reimburse any officer or director of the Company for any expenses incurred by them in excess of $5,000.00.

The provisions of this Paragraph 6.1.7 shall be effective as of the Amendment No. 1 Effective Date, but such provisions shall forever terminate upon the occurrence of the Preferred Member Manager Decision Termination Event.”

“6.1.8 Notwithstanding Paragraphs 6.1.1, 6.1.4, 6.1.5, 6.1.6 and 6.1.7 hereof, the Preferred Member Managers shall select the agent of record for the Company’s property and casualty insurance, provided that, the provisions of this Paragraph 6.1.8 shall be effective as of the Amendment No. 1 Effective Date, but such provisions shall forever terminate upon the occurrence of the Preferred Member Manager Decision Termination Event.”

(c) Exhibit A of the LLC Agreement is hereby amended and restated as attached hereto as Exhibit A.

SECTION 2. Conditions to Effectiveness

The effectiveness of this Amendment as of the date set forth above is subject to prior or concurrent satisfaction of each of the following conditions:

(a) execution and delivery of this Amendment by a Majority in Interest;

(b) execution and delivery of that certain Amendment No. 15 to the Loan Agreement dated as of December 17, 2008, by and among Borrowers, Guarantors, the lenders from time to time party thereto and Agent; and

SECTION 3. Reference to and Effect upon the LLC Agreement

(a) Except as amended and modified above, the LLC Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Member under the Agreement, nor constitute a waiver of any provision of the LLC Agreement. Upon the effectiveness of this Amendment, each reference in the LLC Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the LLC Agreement as amended hereby.

SECTION	4. Governing Law

The laws of the state of Delaware shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the partners, without regard to principles of conflicts of laws.

SECTION 5. Headings

Paragraph and other headings contained in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 6. Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and which collectively shall constitute one and the same instrument, notwithstanding whether all parties are signatory to the same counterpart.

SECTION 7. Binding Effect

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Silver Knot, LLC,
as a Member

By:	/s/ David D’Addario
David D’Addario

The Employees’ Retirement System of Alabama as a Member and a Preferred Member

By:	/s/ Dr. David G. Bronner
Dr. David G. Bronner

The Teachers’ Retirement System of Alabama as a Member and a Preferred Member

By:	/s/ Dr. David G. Bronner
Dr. David G. Bronner

/s/ Danny Mendelson
Danny Mendelson, as a Member

/s/ Richard Weaver
Richard Weaver, as a Member

[Amendment No. 1 to Wise Metals Group Third Amended and Restated LLC Agreement]

EXHIBIT A

PERCENTAGE INTERESTS OF

MEMBERS AND

ECONOMIC INTEREST HOLDERS

Name	Percentage Interest
Silver Knot, LLC	75.07%
The Teachers’ Retirement System of Alabama	1.32%
The Employees’ Retirement System of Alabama	2.68%
Danny Mendelson	7.14%
M. Mendelson	0.62%
John Cameron	3.36%
David Cameron Trust	1.48%
Kathryn Cameron Trust	0.73%
Scott Cameron Trust	0.73%
Robert David	2.29%
Richard Weaver	0.57%
Richard Weaver (Retirement Plan)	0.94%
Kenneth Stastny	0.62%
Sam Glasscock	0.82%
Phil Tays	0.74%
Garrison Curtis	0.19%
Don Farrington	0.14%
James Tierney	0.13%
Michael Patterson	0.12%
Jimmy Fuller	0.05%
Kermit Campbell	0.05%
Chip Flournoy	0.05%
Earl McGuire	0.05%
Wade Auten	0.05%
Regan Ragland	0.05%
GRAND TOTAL	100%